Exhibit 99.1

For Immediate Release

Caliper Enhances Strategic Focus and Increases Growth Capital with Sale of Product Lines to Biotage

HOPKINTON, Mass., May 18, 2010 — Caliper Life Sciences, Inc. (NASDAQ: CALP), a leading provider of tools and services for drug discovery and life sciences research, today announced that it reached an agreement to sell its RapidTrace® solid phase extraction and TurboVap® evaporation product lines to Biotage AB for $16.5 million in cash.

“Divesting these product lines is a win-win for Caliper and Biotage.  For Caliper, it simplifies our product offerings allowing further focus on our core growth businesses of biomolecular sample preparation, imaging and analysis platforms, and also adds cash to our balance sheet to enable potential future strategic investments.  For Biotage, these product lines expand its sample preparation expertise and broaden its target markets outside the pharma segment.  Beyond this sale, we believe there are future manufacturing, innovation and commercial channel collaboration opportunities between Caliper and Biotage,” said Kevin Hrusovsky, President and CEO of Caliper. “As a result of this divestiture, our patented, proprietary IVIS® Imaging Systems and LabChip® product groups now comprise more than 75 percent of Caliper’s revenue.  The proceeds from this sale will enhance our capability to make additional investments in the high-growth markets we serve, including next generation sequencing, biotherapeutics, molecular diagnostics and imaging.”

Biotage is acquiring the RapidTrace and TurboVap product lines and associated assets for $16.5 million in cash and assumed liabilities of approximately $0.5 million.  The sale is expected to close prior to May 28, 2010.  Caliper will continue to manufacture these products for Biotage under a three-year manufacturing supply arrangement.  Approximately eight Caliper employees involved with these product lines will be offered positions with Biotage.

“This acquisition represents an opportunity for Biotage to combine our best-in-class SPE consumables with robust automation to create workflow solutions for our customers,” said Torben Jörgensen, President and CEO of Biotage. “Caliper built an excellent reputation in this market and is working closely with us to ensure current customers will continue to receive the same high level of service and support through a period of transition and beyond.”

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently. Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results and then translating those results into cures for human disease. Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit www.caliperLS.com.

About Biotage

Biotage offers solutions, knowledge and experience in the areas of analytical and medicinal chemistry. The customers include the world’s top pharma and biotech companies, as well as leading academic institutes. The company is headquartered in Uppsala, Sweden, and has offices in the United States, United Kingdom and Japan. Biotage has 253 employees and had sales of SEK 394,1m in 2009. Biotage is listed on the NASDAQ OMX Nordic Stock Exchange. Website: www.biotage.com

Caliper, IVIS, LabChip, RapidTrace, and TurboVap are registered trademarks of Caliper Life Sciences, Inc.

The statements in this press release regarding future events, including statements regarding Caliper’s expectation that the divestiture of the RapidTrace and TurboVap product lines will provide growth capital to expand its biomolecular sample preparation and analysis platforms, Caliper’s expectation that the divestiture will strengthen its strategic focus, Caliper’s belief that there are future manufacturing, innovation and commercial channel collaboration opportunities between Caliper and Biotage, Caliper’s expectation that the proceeds from the sale will enhance its capability to make additional investments in the high-growth markets it serves, and Caliper’s expectation that the closing of the sale of these product lines will occur before May 28, 2010, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including Caliper’s inability to satisfy one or more conditions required to close the contemplated divestiture of these product lines. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2009. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release.

Investor Contact:

Peter F. McAree

SVP and Chief Financial Officer

Caliper Life Sciences

508.497.2215

Media Contact:

Stacey Holifield/Kristin Villiotte

Schwartz Communications

781.684.0770

caliper@schwartz-pr.com

###